AGRICON GLOBAL CORPORATION AND SUBSIDIAREIS AND CANOLA PROPERTY GHANA LIMITED AND SUBSIDIARIES INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma financial data set forth below at and for the six months ended June 30, 2011 and for the year ended December 31, 2011 is based upon Agricon and subsidiaries' historical financial statements, adjusted to give effect to the transaction with CPGL and Subsidiaries.

On March 30, 2012 and effective March 31, 2012, Agricon and CPGL and the three largest shareholders of CPGL affected the Share Exchange transaction by which shareholders of CPGL became shareholders of Agricon and CPGL became a wholly owned subsidiary of Agricon. As a result of the Share Exchange, Agricon issued an aggregate of 12,000,000 shares of its common stock to former shareholders of CPGL or about 66% of the issued and outstanding common stock of Agricon immediately following the effective time of the Share Exchange.

The pro forma financial information at and for the period ended December 31, 2011 has been developed from the unaudited financial statements of Agricon and the audited financial statements of CPGL, and the notes to those financial statements, which are included elsewhere in this document.

The unaudited pro forma consolidated financial data is provided for illustrative purposes only and does not purport to represent what Agricon's actual consolidated results of operations or Agricon's financial position would have been had the transaction and corporation sale occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma combined financial data is based on preliminary estimates and various assumptions that Agricon and CPGL believe are reasonable in these circumstances. Because the former stockholders of CPGL will own approximately 66% of the combined company on completion of the exchange, calculated on a fully diluted basis and Agricon had no operations at the time of the transaction, the transaction will be accounted for as an acquisition of a business through a reverse acquisition. The assets consist primarily of cash and marketable securities and the Ghana lease and the historical financial statements are reflective of the current fair value of these assets. Accordingly there are no adjustments as a result of the acquisition to the carrying amount of these assets. Costs of the transaction will be charged to operations. The unaudited pro forma financial statements reflect the Agricon accounting policies, as those accounting policies will govern accounting after the transaction.

In accordance with Article 11 of Regulation S-X, the accompanying unaudited pro forma consolidated balance sheet as of December 31, 2011 gives effect to the proposed transaction as if the transaction had occurred at July 5, 2011 (inception of CPGL) and the accompanying unaudited pro forma consolidated statement of operations for the period from inception (July 5, 2011) through December 31, 2011 give effect to the proposed transaction as if the transaction had occurred at the beginning of the period presented.

BayHill Capital Corporation and
Canola Property Ghana Limited
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2011

	BayHill Capital Corporation	Canola Property Ghana Limited		Pro Forma Adjustments	Pro Forma Canola Property Ghana Limited	
ASSETS						
Current Assets						
Cash and equivalents	$ 10,059	$ -		$ -	$ 10,059	(6)
Other receivables	1,750	-		-	1,750	
Notes receivable, current portion	119,524	-	(1)	(35,000)	84,524	
Total current assets	131,333	-		(35,000)	96,333	
Non-Current Assets						
Notes receivable, net of current portion	282,256	-		-	282,256	
Total non-current assets	282,256	-		-	282,256	
TOTAL ASSETS	$ 413,589	$ -		$ (35,000)	$ 378,589	
LIABILITIES AND STOCKHOLDERS EQUITY						
Current Liabilities						
Accounts payable	$ 74,566	$ -	(2)	$ (46,430)	$ 28,136	
Accrued liabilities	58,969	-		-	58,969	
Notes payable	65,900	-	(2)	(4,000)	61,900	
Current liabilities of discontinued operations	23,599	-	(2)	(23,599)	-	
Total current liabilities	223,034	-		(74,029)	149,005	
Commitments and contingencies						
STOCKHOLDERS EQUITY						
Preferred stock, $.0001 par value, 400,000 shares authorized; no shares issued and outstanding at December 31, 2011	-	-		-	-	
Common stock $.0001 par value, 100,000,000 shares authorized; 4,154,841 shares issued and outstanding at December 31, 2011	415	-	(3)	1,200	1,615	
Common stock no par value, 500,000,000 shares authorized; 75,000 shares issued and outstanding at December 31, 2011		50,463	(5)	(45,000)	5,463	
Additional paid-in capital	17,893,909		(3)	(1,200)	233,940	
			(4)	(17,703,769)		
			(5)	45,000		
Accumulated deficit	(17,703,769)	(50,463)	(1)	(35,000)	(11,434)	(7)
			(2)	74,029		
			(4)	17,703,769		
Total stockholders' equity (deficit)	190,555	-		39,029	229,584	
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$ 413,589	$ -		$ (35,000)	$ 378,589	

(1) Fair value adjustment of BayHill assets
(2) Fair value adjustment of BayHill liabilities
(3) issuance of 12,000,000 shares of BayHill stock in exchange for the outstanding shares of CPGL 160 shares of BHC for 1 share of CPGL
(4) Elimination of BayHill accumulated deficit
(5) Elimination of CPGL common stock
(6) Assumes $100K for consulting fees relating to financing and $120K relating to general and admin costs and $110K relating to farm lease and expenses
(7) Assumes additional expenses of $330K per (6)

BayHill Capital Corporation and
Canola Property Ghana Limited
Unaudited Pro Forma Consolidated Statement of Operations
For the Period from Inception (July 5, 2011) through December 31, 2011

	BayHill Capital Corporation	Canola Property Ghana Limited		Pro Forma Adjustments	Pro Forma Canola Property Ghana Limited
Operating expenses:					
Selling, general and administrative	$ 94,129	$ 50,463	(1)	$ 35,000	$ 179,592
Total operating expenses	94,129	50,463		35,000	179,592
Loss from operations	94,129	50,463		35,000	179,592
Other Income and expense:					
Other Income	16,112	-	(2)	74,029	90,141
Interest expense	(3,869)	-		-	(3,869)
Total other income	12,243	-		74,029	86,272
Loss from operations	(81,886)	(50,463)		39,029	(93,320)
Net loss	$ (81,886)	$ (50,463)		$ 39,029	$ (93,320)
Basic and diluted loss per common share	$ (0.02)	$ (0.67)			$ (0.01)
Basic and diluted weighted average number of common shares outstanding	4,154,841	75,000			16,154,841

(1) Fair value adjustment of BayHill assets
(2) Fair value adjustment of BayHill liabilities